Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information, each dated May 1, 2025 and each included in this Post-Effective Amendment No. 8 to the Registration Statement (Form N-6, File Nos. 333-233170 and 811-22589) of Principal National Life Insurance Company Variable Life Separate Account (the “Registration Statement”).

We also consent to the incorporation by reference of our reports (1) dated April 10, 2025, with respect to the statutory-basis financial statements of Principal National Life Insurance Company, (2) dated April 10, 2025 with respect to the statutory-basis financial statement schedules of Principal National Life Insurance Company, and (3) dated March 28, 2025, with respect to the financial statements of each of the subaccounts within Principal National Life Variable Life Separate Account included in form N-VPFS for the year ended December 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa
April 30, 2025